SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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1) Title of each class of securities to which transaction applies:


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2) Aggregate number of securities to which transaction applies:


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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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4) Proposed maximum aggregate value of transaction:


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5) Total fee paid:

     [_]  Fee paid previously with preliminary materials:


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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                    [LOGO]NET

                            6500 Paseo Padre Parkway
                            Fremont, California 94555


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 August 10, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc. ("N.E.T." or the "Company"), a Delaware corporation, will be held on Tuesday, August 10, 1999, at 10:00 a.m., local time, at the principal offices of the Company, 6500 Paseo Padre Parkway, Fremont, California, for the following purposes:

     1. To elect James K. Dutton and George M. Scalise as Class III Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

     2.   To approve  amendments to the Company's  1998 Employee  Stock Purchase
          Plan  to  increase  the  number  of  shares   available  for  issuance
          thereunder by 1,000,000.

     3. To approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares available for issuance to any one Officer employee in any one calendar year.

     4. To approve an amendment to the Automatic Option Grant Program in the Company's 1993 Stock Option Plan whereby option grants to non-employee Directors will vest immediately upon the option grant date and will then be exercisable ratably over the three year period following the option grant date.

     5. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending March 31, 2000.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 11, 1999 are entitled to notice of and to vote at the Meeting and at any continuation or adjournment of the Meeting.

                                       By order of the Board of Directors,






                                       HUBERT A. J. WHYTE
                                       President and Chief Executive Officer
Fremont, California
July 12, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                    [LOGO]NET

                            6500 Paseo Padre Parkway
                            Fremont, California 94555



                                 PROXY STATEMENT



                     For the Annual Meeting of Stockholders
                                   To Be Held
                                 August 10, 1999



     The enclosed Proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc. ("N.E.T." or the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 10, 1999 (the "Annual Meeting" or "Meeting"), and at any postponement or adjournment of this Meeting at the principal offices of the Company located at 6500 Paseo Padre Parkway, Fremont, California 94555. Stockholders of record on June 11, 1999 will be entitled to notice of and to vote at the Annual Meeting.

     The Company intends to mail this Proxy Statement and accompanying Proxy Card (the "Proxy"), together with the Annual Report to stockholders, on approximately July 15, 1999. On June 11, 1999, there were outstanding and entitled to vote 21,293,818 shares of Common Stock of the Company ("Common Stock").

Voting

     By properly marking, dating, signing and returning the enclosed Proxy Card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. In addition, for purposes of determining whether a proposal has been approved or not, abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted toward the tabulation of votes.

     Any person giving a Proxy has the power to revoke it at any time before its exercise at the Annual Meeting by delivering to the Secretary of the Company at 6500 Paseo Padre Parkway, Fremont, California 94555, a written revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy and any additional soliciting materials furnished to stockholders. The Company does not presently intend to solicit Proxies other than by mail. The Company reserves the right to have an outside solicitor conduct the solicitation of Proxies and to pay such solicitor for its services.

--------------------------------------------------------------------------------
                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

Election of Directors

     The Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board is divided into three classes, designated as Class I, Class II and Class III, whose respective current terms expire at the 2000, 2001 and 1999 Annual Meetings of Stockholders. The terms of Messrs. Gill and Whyte as Class I Directors, and Messrs. Doll and Wolf as Class II Directors, continue beyond this Annual Meeting. The Bylaws of the Company authorize the Board to consist of between five and eight Directors, and authorize the Board to determine the exact number of Directors within the specified limits. The number of Directors is currently set at six.

     The nominees for Class III Directors are Messrs. Dutton and Scalise. They have agreed to serve if elected, and management has no reason to believe that Messrs. Dutton and Scalise will be unable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for Messrs. Dutton and Scalise. The candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class III Directors of the Company. The recipients of the highest number of votes will hold office until the Annual Meeting of Stockholders in the year 2002 and until a successor, if any, is elected or appointed, or until death, resignation or removal.

Directors

     Set forth below is information regarding the Directors of the Company, including nominees for Director, Messrs. Dutton and Scalise.

                                                                                  Class and
                                                             Director           Year Current
    Name of Nominee                            Age             Since            Term Expires
    ---------------                            ---             -----            ------------
    James K. Dutton .......................    66              1995             Class III-1999*

    George M. Scalise .....................    65              1997             Class III-1999*


    Name of Incumbent
    -----------------

    Dixon R. Doll .........................    56              1984             Class II-2001

    Walter J. Gill ........................    64              1991             Class I-2000

    Hubert A.J. Whyte .....................    48              1999             Class I-2000

    Hans A. Wolf ..........................    70              1992             Class II-2001

------------
*    Upon re-election, their terms will expire in 2002.

     Dixon R. Doll has been a Director  of the  Company  since  April  1984.  In
December 1996, he founded Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets, where he serves as Managing General Partner. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a private venture capital firm. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Ph.D. degrees in electrical engineering from the University of Michigan. Dr. Doll is also a Director of About.com and Zamba, Inc., both of which are public companies, and several private companies.

     James K. Dutton has been a Director of the Company since October 1995. He is a retired business executive. He is currently a Director of Caere Corporation and ECCS, Inc., each a public company.

     Walter J. Gill, a founder of the Company, has served as a Director since January 1991. From 1983 until October 1994 when he retired from his full-time management position, he served as Vice President and Chief Technology Officer. He has also held several senior management positions within the Company, including Vice President and General Manager, Private Network Division, Chief Technical Officer from April 1987 to February 1988, and Vice President, Engineering from July 1983 until April 1987.

     George M. Scalise has served as a Director of the Company since October 1997. In June 1997, he became President of the Semiconductor Industry Association after having served as Executive Vice President at Apple Computer. From 1991 to 1996, Mr. Scalise was at National Semiconductor Corporation where he served as Executive Vice President and Chief Administrative Officer. Prior to that, he was President and Chief Executive Officer of Maxtor Corporation, and served in senior executive capacities at Advanced Micro Devices, Fairchild Semiconductor and Motorola Semiconductor. Mr. Scalise is also a Director of Cadence Design Systems, Inc. He has served on several other corporate, association and community boards.

     Hubert A.J. Whyte has served as a Director of the Company since June 1, 1999. From 1994 until he joined the Company, Mr. Whyte served as President and CEO of Advanced Computer Communications (ACC), where he created a new vision and strategy for the company, successfully restructured the organization and almost doubled annual revenues before initiating the acquisition of ACC by Ericsson for approximately $290 million. Prior to joining ACC, Mr. Whyte served as Vice President and General Manager of the Access Products unit of Newbridge Networks Corporation. Earlier in his career, Mr. Whyte gained industry experience with British Telecom, Ericsson, Shell Oil, Business Intelligence Services, Mitel and Siemens.

     Hans A. Wolf has served as a Director of the Company since August 1992. Mr. Wolf retired on December 31, 1992 as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and he retired from the Syntex Board of Directors in December 1993. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer. Mr. Wolf is also a Director of Hyal Pharmaceutical Corporation and Hyal Pharmaceutical Australia Ltd., and is Chairman of the Board of Tab Products Co., Inc., all of which are public companies.

Stock Ownership of Five Percent Stockholders, Directors, and Corporate Officers

     The following table sets forth certain information as of June 1, 1999 (except as otherwise noted), regarding ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company's Common Stock, (ii) each Director and nominee, (iii) each Executive Officer ("Corporate Officer") named in the Summary Compensation Table, and (iv) all Corporate Officers and Directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

   Five Percent (5%) Stockholders,                                                            Approximate
     Directors, Named Corporate                                                              Percentage of
     Officers, and all Directors                                           Number of          Outstanding
  and Corporate Officers as a Group                                         Shares              Shares
  ---------------------------------                                        ---------         -------------
  State of Wisconsin Investment Board (1)............................      2,479,400              11.5%
  121 East Wilson Street
  Madison, WI 53707

  Joseph L. Harrosh (1)..............................................      1,480,600               6.8%
  40900 Grimmer Boulevard
  Fremont, CA 94538

  R. Eliot King & Associates (1).....................................      1,222,200               5.6%
  3000 Sand Hill Road, Building 2, Suite 245
  Menlo Park, CA 94025-7195

  Kopp Investment Advisors, Inc. (1).................................      1,166,725               5.4%
  7701 France Avenue South, Suite 500
  Edina, MN 55435

  Dimensional Fund Advisors, Inc. (1)................................      1,089,550               5.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

  Roger A. Barney (2)................................................         61,872                  *

  Dixon R. Doll (3)..................................................        185,791                  *

  James K. Dutton (4)................................................         35,663                  *

  Samuel H. Ezekiel (5)..............................................         46,770                  *

  Joseph J. Francesconi (6)..........................................        369,062                  *

  Walter J. Gill (7).................................................         85,000                  *

  Raymond E. Peverell (8)............................................         88,186                  *

  George M. Scalise (9)..............................................          6,055                  *

  G. Michael Schumacher (10).........................................         73,364                  *

  Robert T. Warstler (11 )...........................................          1,234                  *

  Hubert A.J. Whyte (12).............................................              0                  *

  Hans A. Wolf (13)..................................................         66,494                  *

  All Corporate Officers and Directors as a group
     (seventeen persons) (14) .......................................      1,200,530               5.5%

------------
*    Represents less than 2% of the outstanding shares.

(1) This information is acquired from publicly available information filed with the Securities and Exchange Commission ("SEC") as of May 12, 1999. The Company has been advised that the State of Wisconsin Investment Board has sole voting and dispositive power with respect to all of the shares shown opposite its name; Joseph L. Harrosh has sole voting and dispositive power with respect to all of the shares shown opposite his name; R. Eliot King & Associates, Inc. has shared voting and dispositive power with respect to all of the shares shown opposite its name; Kopp Investment Advisors, Inc. has sole voting power with respect to 121,500 of the shares, sole dispositive power with respect to 110,000 of the shares, shared dispositive power with respect to

     888,725 of the shares, and LeRoy C. Kopp has sole voting and dispositive power with respect to 168,000 shares shown opposite his name; and Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to all of the shares shown opposite its name. The Company has not independently verified the accuracy of this information.

(2) Includes 56,694 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(3) Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 200 shares owned by a son and 4,800 shares owned by
     International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Includes 98,994 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(4) Includes 31,663 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(5) Includes 43,020 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options, and 2,500 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of June 1, 1999.

(6) Includes 349,062 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(7) Includes 10,000 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(8) Includes 82,186 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(9) Includes 5,055 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(10) Includes 72,238 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(11) Includes zero shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(12) Mr. Whyte joined the Company as a Director, President and Chief Executive Officer on June 1, 1999.

(13) Includes 65,994 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options.

(14) See notes (2) through (13) above. Includes 957,477 shares issuable within 60 days of June 1, 1999, upon exercise of outstanding options, and 2,500 shares purchased under the 1988 Restricted Stock Award Plan that are unvested as of June 1, 1999.

Board Committees, Meetings, and Remuneration

     There are currently four committees of the Board: Audit, Compensation, Finance and Nominating Committees ("Committees" or "Committee"). Compensation is paid and stock options are granted to members of the Audit and Compensation Committees, all of whom are non-employee Directors. For the Finance and Nominating Committees, no compensation is paid and no stock options are granted to members. Audit Committee members are Messrs. Doll, Dutton and Wolf. Compensation Committee members are Messrs. Doll, Dutton and Scalise. Finance Committee members are Messrs. Dutton and Wolf, and Nominating Committee members are Messrs. Dutton, Gill and Scalise.

     The functions of the Audit Committee include reviewing the audit plan and results of each audit with the independent accountants, and reviewing with management the scope and quality of internal accounting and financial reporting controls in effect. The functions of the Compensation Committee include determining remuneration for Corporate Officers and Directors, and administering the Company's stock plans and variable compensation programs. The functions of the Finance Committee include reviewing the Company's cash management and investment strategies. The functions of the Nominating Committee include establishing criteria and procedures for the selection of new Directors. No nominations were received from, and no procedures have been established for the consideration of nominees recommended by, stockholders.

     During the fiscal year ended March 31, 1999, the Board of Directors held seven meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, the Finance Committee held no meetings, and the Nominating Committee held one meeting. Each Director attended 75% or more of the aggregated total number of meetings of the Board of Directors and aggregated total number of meetings of Committees on which he served during the fiscal year. There are no family relationships among Corporate Officers or Directors of the Company.

     Each non-employee Board member receives $18,000 per year. In addition, each non-employee Board member receives $1,000 for attendance at each meeting of the Board and $1,000 for attendance at a meeting of any standing Committee of the Board for which compensation is paid and on which the Director serves; Committee chairmen receive $2,000 for attending a meeting of such Committee. The Chairman of the Board receives $1,000 per

Board meeting attended and $3,000 per month for services rendered. Non-employee Directors are eligible for reimbursement of expenses for attending Board of Directors meetings or for attending any Committee meetings. The Company entered into an Employment Agreement with Walter J. Gill in October 1994. Until October 1999, Mr. Gill will provide services to the Company for up to an average of 20 hours per month, for which he will be compensated $3,500 per month. Mr. Gill will continue to receive employee medical, dental, group life and disability insurance coverages and his employee stock options will continue to vest. He will not accrue vacation, holiday, or sick leave. Mr. Gill will not receive either non-employee Board member compensation or stock options under the Automatic Option Grant Program of the Company's 1993 Stock Option Plan during the term of the Employment Agreement.

     Non-employee Directors are eligible to participate in the Automatic Option Grant Program ("Automatic Grant Program" or "Program") of the 1993 Stock Option Plan. This Program authorizes the granting of options to non-employee members of the Board. At each Annual Meeting, each non-employee Board member who is first elected or re-elected at that Meeting is automatically granted an option to purchase 12,000 shares of Common Stock. Each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting is granted an option to purchase shares of Common Stock ("share options") in an amount prorated based on months of service. The Chairman of the Board receives an annual grant of an additional 4,000 share options. Each non-employee Board member who serves on the Audit or Compensation Committee is automatically granted 4,000 share options annually for each Committee on which he serves. An additional annual grant of 4,000 share options is made to the Chairmen of the Audit and Compensation Committees. A prorated number of shares is awarded to each non-employee Board member who is first appointed to either the Audit or Compensation Committee or to the chairmanship of either of these Committees other than on the date of an Annual Meeting. The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant, and will be payable in cash or shares of Common Stock or through a cashless exercise procedure.

     Automatic option grants become exercisable as follows: one-third of the share options are exercisable beginning one year after the grant date and the remainder of the share options are exercisable in monthly installments over 24 months following the grant date, provided the optionee remains a member of the Board. Share options granted to Directors who have served for at least three years as non-employee Board members and who are at least age 65 at the time of retirement from the Board become fully exercisable on the date Board service ends and remain exercisable until the expiration or sooner termination of the applicable option agreement.

     Share options become exercisable immediately upon the occurrence of a Corporate Transaction and Change in Control (as such terms are defined in the 1993 Stock Option Plan). Also, each share option will be automatically cancelled upon the occurrence of a Hostile Take-Over (as defined in the 1993 Stock Option
Plan), whether or not the option is then exercisable; in return, the optionee will be entitled to a cash distribution as provided in the 1993 Stock Option Plan.

     If a non-employee Board member or retired Board member dies, options exercisable at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the person(s) to whom such options are transferred by either the optionee's will or the laws of inheritance, provided that any exercise must be within 12 months of the optionee's death.

     Pursuant to a policy adopted by the Board in 1992, non-employee Directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee Directors must retire at age 75.

--------------------------------------------------------------------------------
                PROPOSAL NO. 2 -- AMENDMENT TO THE 1998 EMPLOYEE
                              STOCK PURCHASE PLAN
--------------------------------------------------------------------------------

     The Board of Directors believes that an employee stock purchase plan is crucial to the Company's ability to retain and recruit highly qualified employees. An employee stock purchase plan provides a significant incentive to all employees participating in the plan to perform their responsibilities in ways that increase return on equity to the Company's stockholders. Stock purchase plans also foster positive relations between the Company and its employees by assisting employees in acquiring Company Common Stock and helping provide for their future financial security. The Board of Directors is recommending for approval an Amendment to the 1998 Employee Stock Purchase Plan ("1998 Plan" or "Plan") to increase the number of shares available for issuance to employees under this Plan by 1,000,000 shares. The Amendment to the 1998 Plan was adopted by the Board of Directors on June 1, 1999 subject to stockholder approval at the Annual Meeting. As discussed in more detail below, the Board of Directors believes that the recruitment and retention of employees necessary for the Company's success will be undermined if employees were not able to participate in an employee stock purchase plan.

Approval of the 1998 Plan Amendment

     In 1998, the stockholders approved the 1998 Plan as the successor to the Company's 1990 Employee Stock Purchase Plan (the "1990 Plan"). The 1998 Plan provides that a total of 600,000 shares may be issued to employees who purchase the Company's Common Stock under the Plan. A total of 368,098 shares have been issued to date under the 1998 Plan. Due to the current low share price of the Company's Common Stock, employees have been purchasing, but not selling, shares under the 1998 Plan.

     At the current rate of purchases, the 1998 Plan will have issued all of its available shares by December 31, 1999. At that time, no more shares will be available for issuance to employees. All employee purchases of shares under the 1998 Plan will have to cease unless and until stockholder approval is obtained for the issuance of additional shares.

     Since employee stock purchase plans traditionally have a strong motivational impact upon employee participants, the Board of Directors feels actions regarding the 1998 Plan described in this Proposal will provide a significant incentive for employees to remain with the Company.

Description of the 1998 Plan

     The current terms and provisions of the 1998 Plan are summarized below. This summary does not purport to be a complete description of the 1998 Plan. Copies of the actual 1998 Plan document and proposed amendments may be obtained by any stockholder upon written request to the Secretary of the Company at the Corporate office in Fremont, California.

     All  employees,   including  Officers  and  Directors  who  are  employees,
regularly employed by the Company or its designated subsidiaries 20 or more hours per week and five or more months each year, are eligible to participate in the 1998 Plan. Participation begins as of the first enrollment date following employment. Notwithstanding employment, any person who holds 5% or more of the Common Stock of the Company or any of its subsidiaries is prohibited from participating in the 1998 Plan. Employees who participated in the 1990 Plan are eligible to participate in the 1998 Plan. Any eligible employee may enroll in the 1998 Plan on the enrollment dates established by the Plan administrator. Currently, the enrollment date for existing employees is the first trading day of May each year. For new employees, the enrollment dates are scheduled to be the first trading day of May, September or January each year, depending upon their hire date. As of May 31, 1999, approximately 1,075 employees of the Company were eligible to participate in the 1998 Plan, 483 of whom were participating.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the "Plan Committee"). The Plan Committee may amend or terminate the 1998 Plan at any time; however, stockholder approval is required for amendments which would increase the number of shares subject to the 1998 Plan. The Company must also solicit stockholder approval to the extent required by Section 423 of the Internal Revenue Code of 1986, as amended, or other applicable laws, rules or regulations, or if the Board determines stockholder approval is advisable.

     Common Stock that may be purchased under the 1998 Plan may be shares that the Company has either newly issued or reacquired. The 1998 Plan was originally allocated 600,000 shares for purchase by 1998 Plan participants. After adoption of this Proposal No. 2, 1,600,000 shares will be allocated for purchase. No employee is permitted under the 1998 Plan to purchase Common Stock at a rate which exceeds the lesser of: (i) the rate set by the Plan Committee, or (ii) $25,000 of fair market value of Common Stock, determined as of the enrollment date. In the event that the Company's outstanding Common Stock is affected by reason of any stock dividend, stock split, combination of shares, recapitalization or other charge affecting the outstanding Common Stock as a class without receipt of consideration, to prevent dilution or enlargement of the rights of participants under the 1998 Plan, appropriate adjustments will be made to any or all of the following: the maximum number of shares issuable over the term of the Plan; the maximum number of shares which may be purchased by any one participant during a single purchase period or over the term of the Plan; the number of shares that may be purchased; and the price per share payable under all outstanding purchase rights.

     Participating employees may elect to make contributions to the 1998 Plan at a rate equal to any whole percentage, up to a maximum of 15% of the employee's gross pay per pay period. Gross pay includes an employee's regular base earnings but does not include: (i) overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments, and (ii) any contributions by the Company or its corporate affiliates for the employee's benefit under a health or welfare plan. The length of each offering period is established from time to time by the Plan Committee, but may not exceed 24 months. Each offering period will have three purchase periods of four months each. Current offerings are from May 1-April 30, with purchase periods April 30, August 31 and December 31. On the last trading day of each purchase period (or other purchase dates established by the Plan Committee pursuant to the 1998
Plan), the Company will apply the funds then in the employee's account to the purchase of shares. The cost for each share purchased is 85% of the lower of the closing price of the Common Stock on the purchase date or the first trading day in the enrollment period in which the purchase is made.

     A participant may elect to terminate contributions to the 1998 Plan at any time by giving written notice to the Company. Any such election will take effect on the soonest practicable payroll date following receipt of such notice by the Company, and the participant will be deemed to have withdrawn from the 1998 Plan immediately.

Certain Federal Income Tax Consequences

     THE FOLLOWING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND THEIR INTERPRETATIONS. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH 1998 PLAN PARTICIPANT. THIS PROXY
STATEMENT DESCRIBES UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE EITHER PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL 1998 PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     In general, participants will not have taxable income or loss under the 1998 Plan until they sell or otherwise dispose of shares acquired under the Plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both: (i) two years after the beginning of the enrollment period during which the shares were purchased, and (ii) one year following purchase, a participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of before the expiration of both of the holding periods (a "disqualifying disposition"), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the participant will have taxable capital gain (or loss) measured by the difference between the sale price and the participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition.

     The tax consequences to non-U.S. employees are governed by foreign law, which typically does not offer the same tax advantages as United States law.

1998 Plan Benefits

     As of May 31, 1999, 368,098 shares have been issued under the 1998 Plan. The following table shows the number of shares issued under the 1998 Plan to the persons and the groups named below in the fiscal year ended March 31, 1999 and the "Dollar Value" of those shares. The "Dollar Value" is the difference between the fair market value of the Common Stock on the dates of purchase and the participant's purchase price.

                                  PLAN BENEFITS
                                    1998 Plan

                                                                                 Number of
                                                                                   Shares         Dollar
               Name and Position                                                   Issued          Value
               -----------------                                                   -------        --------
  Joseph J. Francesconi, President and Chief Executive Officer...............            0        $      0

  G. Michael Schumacher, Senior Vice President, Product Operations...........        1,126           3,207

  Raymond E. Peverell, Senior Vice President, International..................            0               0

  Robert T. Warstler, Senior Vice President, North America...................        1,234           1,877

  Roger A. Barney, Senior Vice President, Corporate Services and
     Assistant Corporate Secretary ..........................................            0               0

  Samuel H. Ezekiel, Senior Vice President, Marketing........................            0               0

  Corporate Officers as a Group .............................................        3,656           8,529

  Non-Officer Employee Group ................................................      281,522         782,208


Stockholder Vote

     The affirmative vote of a majority of the votes that could be cast by stockholders who are present or represented at the Annual Meeting is required to adopt the Amendment to the 1998 Plan increasing the number of shares available for issuance under the Plan by 1,000,000 shares for a total of 1,600,000 shares.

     The Board of Directors recommends a vote FOR adoption of the proposed Amendment to the 1998 Plan.



--------------------------------------------------------------------------------
               PROPOSAL NO. 3 -- 1993 STOCK OPTION PLAN AMENDMENT
--------------------------------------------------------------------------------

     The Board of Directors believes that a competitive employee stock option plan is critical if the Company is to recruit and retain high quality Officers and Directors. Traditionally, stock option plans provide a significant incentive to Officers and other key personnel to perform their responsibilities in ways that increase return on equity to stockholders. The Board of Directors is recommending approval of an Amendment to the Company's 1993 Stock Option Plan ("1993 Option Plan") to increase the number of share options which may be granted to any one Officer employee in any one year period from the current 350,000 share options to 600,000 share options. The Amendment to the 1993 Option Plan was adopted by the Board of Directors on June 1, 1999 subject to stockholder approval at the Annual Meeting. Since this change in the number of share options which may be granted would mean that more than one percent (1%) of the outstanding shares could be granted to a given individual within a one year time period, New York Stock Exchange rules require stockholder approval of the proposed Amendment. As discussed in more detail below, failure to approve this Proposal No. 3 will result in curtailment of the Company's ability to offer competitive stock option plan grants to prospective Officers the Company wishes to bring on board and to current Officers that the Company wishes to remain on board.

Approval of 1993 Option Plan Amendment

     Option  grants  are  a  critical   component  of  the  Company's   employee
compensation structure. In the past 12 months, the Company has had several members of executive management resign including the President and Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President of Marketing. In order to recruit and retain well-qualified individuals for these positions and others, the Company must be in a position to offer competitive compensation packages that tie management performance to an increase in the return on equity to stockholders. A compensation consultant retained by the Company has advised that the current limit in the 1993 Option Plan of 350,000 share options to any individual employee in any one year period may not be competitive when seeking to fill certain executive level management positions. This Amendment is designed to provide the Company flexibility to make competitive offers in order to fill executive level positions. Without approval of this Amendment to the 1993 Option Plan to increase the share options which may be awarded to any one individual in any one year period from 350,000 to 600,000, the Company may be unable to make future competitive option grants from the 1993 Option Plan to Officer employees and other new hires placing the Company at a significant disadvantage in its recruitment and retention of employees.

Description of the 1993 Option Plan

     The current terms and provisions of the 1993 Option Plan are summarized below. This summary does not purport to be a complete description of the 1993 Option Plan. Copies of the actual 1993 Option Plan document and proposed amendments may be obtained by any stockholder upon written request to the Secretary of the Company at the Corporate office in Fremont, California.

     The 1993 Option Plan is comprised of two parts: a discretionary option grant program applicable to employees, including Officers, and an Automatic
Grant Program applicable to non-employee Directors. In 1997, the Company instituted the 1997 Stock Option Program ("1997 Option Program") that grants options to all non-Officer/Director employees under similar terms and conditions as those contained in the 1993 Option Plan. Officers and Directors continue to be granted share options under the 1993 Option Plan. Under either the 1993 Option Plan or the 1997 Option Program, share options are granted to employees, including Officers, who contribute to the management, growth and financial success of the Company and its subsidiaries.

     As of May 31, 1999, over 1,200 employees were eligible for share option grants under the 1997 Option Program; eight Corporate Officers were eligible to participate in the 1993 Option Plan; and four non-employee Board members were eligible for share option grants under the Automatic Grant Program section of the 1993 Option Plan. Under the 1993 Option Plan, for any Officer of the Company, the number of share options that may be granted in any one year period to that employee is limited to 350,000. Under the 1997 Option Program, the number of share options that may be granted to a non-Officer/Director employee in any one year period is limited to 100,000. The proposed Amendment to the 1993 Option Plan would change the number of shares which could be granted to any one Officer in any one year, but would not change the number of options that can be granted to any one non-Officer employee in any one year under the 1997 Option
Program: that number would remain at 100,000.

     The 1993 Option Plan is administered by the Compensation Committee (the "Committee") comprised of at least two members of the Board of Directors, neither of whom is an employee of the Company. The Committee has sole and exclusive authority, subject to the provisions of the 1993 Option Plan, to determine the eligible individuals who are to receive discretionary options under the Plan, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable and the maximum term for which the option is to remain outstanding. The Committee also has the authority to determine whether the granted option is to be an incentive stock option under the federal tax laws and to establish rules and regulations for proper plan administration. The Automatic Grant Program is self-administering.

     All shares issued under the 1993 Option Plan, whether or not the shares are subsequently repurchased by the Company pursuant to its repurchase rights under the 1993 Option Plan, will reduce on a share-for-share basis the number of shares available for subsequent option grants. Should any stock option granted under the 1993 Option Plan expire or terminate prior to exercise, the shares subject to option are available for regranting. For share options repurchased or surrendered in full in accordance with the provisions of the 1993 Option Plan, the shares subject to the portion of the option exercised or surrendered are not available for subsequent option grants.

     The Automatic Grant Program under the 1993 Option Plan authorizes the grant of options to non-employee members of the Board of Directors and is described in Proposal No. 4 on pages 13 to 15 below. Options granted to non-employee members of the Board of Directors of the Company are issued from the same pool of shares as are employee options, and are subject to the same restrictions on number of share awards issued.

     The exercise price of options issued under the 1993 Option Plan may not be less than the fair market value of the Common Stock on the grant date and the maximum period during which any option may remain outstanding may not exceed ten years. Options issued under the 1993 Option Plan may become exercisable in cumulative increments over a period of months or years as determined by the Committee. Options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Outstanding options under the 1993 Option Plan will terminate within a specified period (generally not in excess of 12 months) following cessation of service, unless the Committee determines that the exercise period should be further extended.

     As of May 31, 1999, approximately 5,257,042 shares of Commons Stock were subject to outstanding options under the 1993 Option Plan and the 1997 Option Program, and 2,548,482 shares were available for future option grants and awards. The 1993 Option Plan provides that options may be granted to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided that such options are not to become exercisable at any time before stockholder approval of sufficient shares issuable under the 1993 Option Plan to cover the excess grant. By the terms of the vesting schedule in option agreements signed by 1993 Option Plan participants, share options begin vesting one year after the grant date of the Company.

     Under the 1993 Option Plan, the option exercise price may be paid to the Company in cash or in shares of Common Stock valued at fair market value on the exercise date. The Committee may assist any optionee (including a Corporate Officer) in the exercise of outstanding share options by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years.

     The 1993 Option Plan includes a stock appreciation rights feature whereby the Committee has the authority to accept the surrender of one or more outstanding options under the 1993 Option Plan and authorize, in exchange, the payment by the Company of an appreciation distribution equal to the excess of:
(i) the fair market value (on the date of surrender) of the vested shares of Common Stock surrendered over (ii) the option price payable for such vested shares. This payment may be made, at the discretion of the Committee, in shares of Common Stock valued at fair market value on the date of surrender, or in cash.

     Corporate Officers of the Company subject to the short-swing profit restrictions of the federal securities laws are granted limited stock appreciation rights as part of any stock option grant made to them under the 1993 Option Plan. Upon the occurrence of a Hostile Take-Over (as defined in the 1993 Option Plan), any option with a limited stock appreciation right in effect for at least six months will automatically be cancelled in exchange for a cash distribution from the Company. In addition, outstanding stock appreciation rights granted before May 1993 to employees, Corporate Officers and certain Directors of the Company under the 1983 Option Plan and incorporated into the 1993 Option Plan, allow such persons to surrender the underlying options to the Company for a cash distribution in the event of certain changes in control of the Company.

     In the event of a "Change in Control" of the Company or certain "Corporate Transactions" (each as defined in the 1993 Option Plan), the Committee may, in certain circumstances and subject to limitations set forth in the 1993 Option Plan, accelerate the vesting of outstanding share options.

     The Committee has authority to cancel outstanding share options granted under the 1993 Option Plan (except for options granted to non-employee Directors under the Automatic Grant Program) and to grant replacement options covering the same or different numbers of shares of Common Stock. The option price per share of the replacement share options cannot be less than the fair market value of the Common Stock on the new grant date. It is anticipated that the option price in effect under the replacement grant will in all instances be less than the option price in effect under the cancelled option.

     The Board of Directors may terminate the 1993 Option Plan at any time. The 1993 Option Plan is scheduled to terminate on August 10, 2003. Any options outstanding at the time of the 1993 Option Plan termination will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants.

Federal Income Tax Consequences

     THE FOLLOWING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND THEIR INTERPRETATIONS. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH 1993 OPTION PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE EITHER PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL 1993 OPTION PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     An option granted to an employee who is a citizen or resident of the United States ("U.S. employee") will be either an incentive stock option ("ISO") or a non-qualified option ("NQO"). In general, an employee who is a U.S. employee will not have taxable income (and the Company will receive no deduction) upon the grant or exercise of an ISO. However, exercise of an ISO by a U.S. employee may subject a U.S. employee to the federal alternative minimum tax.

     A U.S. employee generally will be entitled to long-term capital gain treatment upon the sale of shares ("Option Shares") acquired upon the exercise of an ISO if the shares have been held for more than two years after the grant date and for more than one year after the exercise date. If the Option Shares are disposed of before both of these holding periods have expired, the U.S. employee will have taxable ordinary income and/or capital gain (or loss) in the year of sale determined as if the option had been an NQO (see below), except that the amount of ordinary income will not exceed the actual gain on the sale, and the Company will be entitled to a corresponding deduction.

     In general, a U.S. employee will not have taxable income upon the grant of an NQO. Upon exercise of an NQO, the U.S. employee will generally have ordinary income subject to income and employment tax withholding (and the Company will be entitled to a corresponding deduction) in the amount by which the fair market value of the stock at that time exceeds the purchase price. In general, unless he or she makes the election described below, a U.S. employee will not have taxable income upon the grant of restricted (vesting) stock, but will have taxable income upon the lapse of any vesting restrictions. A U.S. employee receiving restricted stock, however, may make an election to be taxable at the time of the grant on any excess of fair market value over the amount paid, in which case the lapse of vesting restrictions will not be a taxable event. If shares are held at least one year after the date the U.S. employee has taxable income from acquiring them, then upon sale of the shares, the U.S. employee will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares on the date taxable income is recognized. Under current federal income tax law, long-term capital gain is taxable at a minimum stated rate of 28%, while ordinary income is taxable at a maximum stated rate of 39.6% (disallowances of deductions at certain income levels may result in a higher implicit rate).

     The tax consequences to non-U.S. employees are governed by foreign law, which typically does not offer the same tax advantages as United States law. Special rules apply to participants who are Corporate Directors or Corporate Officers.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will have taxable ordinary income subject to income and employment tax withholding, if an optionee is a U.S. employee in the year of exercise, equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

     Parachute Payments. If the exercisability of an option or stock appreciation right is accelerated as a result of a Change in Control, all or a portion of the value of the option or stock appreciation right at that time may be a "parachute payment" for purposes of the "excess parachute payment" provisions of the Internal Revenue Code. Those provisions generally provide that if parachute payments to Corporate Officers, highly compensated employees, or employee stockholders exceed three times such an employee's average compensation for the five tax years preceding the Change in Control, the employer corporation may not deduct, and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

     Note Forgiveness. If any promissory note delivered in payment of shares acquired under the 1993 Option Plan is forgiven in whole or in part, the amount of such forgiveness will be taxable to the participant as ordinary compensation income subject to income and employment tax withholding if the participant is a U.S. employee. The Company will be entitled to a business expense deduction equal to the amount of ordinary income taxable to the participant in connection with the acquisition of the shares and any note forgiveness. The deduction will be allowed for the taxable year of the Company in which the ordinary income is taxable to the participant.

1993 Option Plan Benefits

     The following table shows the number of options granted under the 1993 Option Plan to the persons and the groups named below during the fiscal year ended March 31, 1999, excluding options that were granted and subsequently cancelled during the fiscal year.

                                  PLAN BENEFITS
                                1993 Option Plan

                                                                                      Number of      Exercise
                   Named Corporate Officers and Groups                             Options Granted     Price
                   -----------------------------------                             ---------------     -----
      Joseph J. Francesconi, President and Chief Executive Officer..............       100,000        $10.2500

      G. Michael Schumacher, Senior Vice President, Product Operations..........        25,000        $10.2500

      Raymond E. Peverell, Senior Vice President, International.................        20,000        $10.2500

      Robert T. Warstler, Senior Vice President, North America..................        30,000        $11.5000

      Roger A. Barney, Senior Vice President, Corporate Services and                    15,000        $10.2500
        Assistant Corporate Secretary ..........................................        10,000        $11.5000

      Samuel H. Ezekiel, Senior Vice President, Marketing.......................        20,000        $10.2500

      Corporate Officers as a Group ............................................       293,500        $11.0510*

      Non-Employee Director Group ..............................................        56,000        $13.5625

      Non-Officer Employee Group ...............................................     1,712,300        $10.1959*

------------
* Average exercise price per share.

The closing price of the Common Stock on the New York Stock Exchange on May 28, 1999 was $10.375 per share.

Stockholder Approval

     The affirmative vote of a majority of the outstanding shares of the Company's voting Common Stock represented and voted at the Annual Meeting is required for approval of the above described Amendment to the 1993 Option Plan.

     The Board of Directors recommends a vote FOR Proposal No. 3.


--------------------------------------------------------------------------------
               PROPOSAL NO. 4 -- AMENDMENT TO THE 1993 OPTION PLAN
                     AUTOMATIC GRANT PROGRAM VESTING PERIOD
--------------------------------------------------------------------------------

     The 1993 Option Plan contains an Automatic Grant Program which authorizes the Company to grant stock options to non-employee members of the Board of Directors. The Financial Accounting Standards Board ("FASB") has issued a proposed Interpretation of Accounting Principles Bulletin 25 ("APB 25") governing the accounting for stock options granted by companies in compensatory transactions. Under this Interpretation, stock options granted to non-employee Directors would no longer be given the accounting treatment available to employee stock options. Consequently, the Company could incur increased compensation expense due to the requirement that unvested share options granted to non-employees must be revalued quarterly. For the Company to reduce the amount of additional compensation expense that may be incurred, the vesting period for previous and subsequent grants of stock options provided in the Automatic Grant Program should be changed from the current vesting of one-third of the share options vesting after one year and the remainder vesting in monthly installments over the following 24 months, to all share options vesting immediately upon the grant date with exercise allowable in equal monthly installments over the three year period following the grant date. The Amendment to the 1993 Option Plan was approved by the Board on June 1, 1999 subject to approval by the stockholders at the Annual Meeting.

Description of the Proposal

     The Automatic Grant Program in the 1993 Option Plan provides that on the date a Director is first elected or appointed to the Board of Directors, and on the date of the Annual Meeting where a Director is re-elected to the Board, the elected or appointed non-employee Director is automatically granted an option to purchase 12,000 shares of Common Stock. Non-employee Directors who are either first elected or appointed as Directors sometime other than at the Annual Meeting are granted a pro-rata number of stock options based upon the date first elected or appointed. In addition to the baseline 12,000 shares, the following additional share options are granted under the Automatic Grant Program: (i) options to purchase 4,000 shares are granted annually to the Chairman of the Board of Directors; (ii) options to purchase 4,000 shares are granted annually for each non-employee Board member who serves on the Audit Committee or the Compensation Committee; and (iii) 4,000 share options are granted annually to the Chairman of the Audit Committee and the Chairman of the Compensation Committee, in addition to the shares awarded for membership on the Committee. Non-employee Directors first appointed to either the Audit or Compensation Committee sometime other than at the Annual Meeting are granted a pro-rata number of stock options based upon the date first appointed.

     Under the current terms of the Automatic Grant Program before adoption of the proposed Amendment, automatic option grants vest over the course of three years with one-third of the options vesting at the end of the first year and the remainder of the shares vesting in monthly installments over the following 24 months, provided the optionee remains a member of the Board. Automatic option grants to Directors who have served for at least three years as non-employee Board members and who are at least age 65 at the time of retirement from the Board continue to vest and remain exercisable until the expiration or sooner termination of the applicable option agreement. Regardless of vesting status, full and immediate vesting of all share options granted will occur upon a Corporate Transaction and Change in Control, as these terms are defined in the 1993 Option Plan. Also, each automatic option grant is automatically cancelled upon the occurrence of a Hostile Take-Over, as defined in the 1993 Option Plan, whether or not the option is then exercisable; in return, the optionee is entitled to a cash distribution as provided in the 1993 Option Plan.

     If a non-employee Board member or retiree dies, options vested at the time of death may subsequently be exercised within 12 months of the optionee's death by the personal representative of the optionee's estate, or by the person to whom the options are transferred by the optionee's will or by the laws of inheritance.

     Under the FASB Interpretation, non-employee Director stock options will no longer be given the accounting treatment available to employee stock options under APB 25. Consequently, for non-employee share options which are not vested as of the effective date of the Interpretation, the Company will be required to value all unvested non-employee Director share options using a specific formula, the Black-Scholes Valuation Model (the "Valuation Model"). Each quarter, the Valuation Model will be used to value the unvested share options based upon the then fair market value of the underlying stock. The quarterly revaluation of unvested share options would result in the Company being required to recognize additional compensation expense. If the proposed Amendment to the Automatic Grant Program is adopted, the share options will vest at the time of granting and will not be revalued each quarter. Adoption of the proposed Amendment mandating immediate vesting of non-employee Director stock options upon granting will eliminate the Company's exposure to additional compensation expense as a result of increases in the market value of the Company's stock. The FASB Interpretation is scheduled to take effect September 30, 1999. Shares vested prior to September 30, 1999 will continue to be treated as "employee" share options and will not be subject to the valuation and expense rules described above.

Description of the Automatic Grant Program in the 1993 Option Plan

     The current terms and provisions of the Automatic Grant Program in the 1993 Option Plan are summarized on pages 13 to 15 of this Proxy Statement. This summary does not purport to be a complete description of the 1993 Option Plan. Copies of the actual Automatic Grant Program and 1993 Option Plan document and proposed amendments may be obtained by any stockholder upon written request to the Secretary of the Company at the Corporate office in Fremont, California.

Automatic Grant Program Benefits

     The following table shows the number of share options issued since fiscal year 1997 under the Automatic Grant Program to the non-employee Directors named below, the grant price of those share options, and the number of shares which will not yet be vested as of September 30, 1999. Under the terms of the Automatic Grant Program, share options granted during fiscal year 1996 or earlier would be vested by September 30, 1999, the effective date of the FASB proposed Interpretation.

                                  PLAN BENEFITS
                         Director Automatic Option Plan

                        Grant       Shares         Grant       Unvested as of
Named Directors         Date        Granted        Price     September 30, 1999
---------------       --------      -------       --------   ------------------
Dixon R. Doll         08-12-97       12,000       $21.7500          3,669
                      08-11-98       24,000       $13.5625         15,332
James K. Dutton       08-12-97        4,000       $21.7500          1,223
                      08-11-98        4,000       $13.5625          2,555
Walter J. Gill         zero
George M. Scalise     10-23-97        7,333       $17.2500          2,648
                      01-13-98        2,666       $13.8750          1,185
                      08-11-98        4,000       $13.5625          2,555
Hans A. Wolf          08-12-97       12,000       $21.7500          3,669
                      08-11-98       24,000       $13.5625         15,332

The closing price of the Common Stock on the New York Stock Exchange on May 28, 1999 was $10.375 per share.

Stockholder Vote

     The affirmative vote of the majority of the outstanding shares of the Company's voting Common Stock represented and voted at the 1999 Annual Meeting is required for approval of the above described Amendment to the 1993 Option Plan Automatic Grant Program.

     The Board of Directors recommends a vote FOR Proposal No. 4.


--------------------------------------------------------------------------------
        PROPOSAL NO. 5 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     Deloitte & Touche LLP has audited the Company's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent accounting firm for the fiscal year ending March 31, 2000.

--------------------------------------------------------------------------------
                 EXECUTIVE COMPENSATION AND RELATED INFORMATION
--------------------------------------------------------------------------------

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four (4) other most highly compensated Corporate Officers during fiscal 1999 (the "Named Corporate Officers") for services rendered in all capacities to the Company for each of the last three (3) fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                           Annual Compensation                     Long-Term Compensation Awards
                                                  ---------------------------------------       ------------------------------------
                                                                 Bonus                                     Restricted    Securities
       Name and                        Fiscal     Salary       (Variable          Other         Variable     Stock       Underlying
  Principal Position                    Year      ($)(1)       Comp.) ($)       Comp. ($)       Comp.($)  Awards ($)(2)  Options (#)
  ------------------                    ----      ------       ----------       ---------       --------  -------------  -----------
Joseph J. Francesconi,                  1999    $400,202(4)     $      0        $ 40,000(5)     $251,250           0     100,000(6)
President and Chief                     1998     401,999         220,000               0          63,750           0      75,000
Executive Officer (3)                   1997     401,547         110,000               0          50,000           0      60,000(7)

G. Michael Schumacher,                  1999    $225,000        $      0        $      0        $ 44,375           0      25,000(6)
Senior Vice President,                  1998     225,865         135,000               0          27,500           0      35,000
Product Operations                      1997     215,827          50,000               0          21,250           0      50,000(8)

Raymond E. Peverell,                    1999    $225,000        $      0        $      0        $ 36,875           0      20,000(6)
Senior Vice President,                  1998     225,865          65,000               0          28,750           0      35,000
International                           1997     225,865          50,000               0          22,500           0      35,000(8)

Robert T. Warstler,                     1999    $194,522(9)     $      0        $ 90,655(10)    $      0           0      30,000(6)
Senior Vice President,                  1998      84,087(11)           0          85,000(12)           0           0      60,000(6)
North America (3)                       1997           0               0               0               0           0           0

Roger A. Barney,                        1999    $180,212(13)    $      0        $      0        $ 30,250           0      25,000(14)
Senior Vice President,                  1998     171,123(15)      90,000               0          19,000           0      20,000
Corporate Services and                  1997     160,800(16)      32,000               0          15,000           0      35,000(8)
Assistant Corp. Secretary

Samuel H. Ezekiel,                      1999    $210,000        $ 30,000        $      0        $ 63,750           0      20,000(6)
Senior Vice President,                  1998     210,808          60,000               0          11,250           0      35,000
Marketing (3)                           1997     149,538          90,000(17)      20,000(18)           0     139,950      35,000(8)

------------
(1)  Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) Shares awarded to and purchased by individuals under the 1988 Restricted Stock Award Plan may not be sold until they vest. All of the shares of restricted stock held as of March 31, 1999 were awarded in fiscal year 1996 (other than for an award of 5,000 shares in fiscal year 1995 to Mr. Schumacher, which are 100% vested, and an award of 5,000 shares in fiscal year 1997 to Mr. Ezekiel) and vest 25% on each anniversary of the award date over four years. The amounts listed for Mr. Ezekiel in the table are calculated based on the closing price of the Company's Common Stock on the date of the grant. As of March 31, 1999, the number of shares and value of restricted stock held, including unvested shares, is as follows: Mr. Francesconi held 20,000 shares valued at $465,000; Mr. Schumacher held zero shares; Mr. Peverell held 6,000 shares valued at $139,500; Mr. Warstler held zero shares; Mr. Barney held 5,000 shares valued at $116,250; and Mr. Ezekiel held 3,750 shares valued at $105,000.

(3)  These individuals are no longer employed by the Company.

(4)  Salary includes $201.47 of extra CHOICES dollars.

(5)  This amount was included as part of Mr. Francesconi's severance.

(6) These options were cancelled and a new option for an equal number of shares was issued on October 16, 1998, with a new four-year vesting schedule. Option cancellation and issuance of replacement options was offered to all option holders, except non-employee Directors, subject to the vesting period starting anew.

(7) An option for 80,000 shares was cancelled and a new option for 60,000 shares was issued on July 24, 1996, with a new four-year vesting schedule.

(8) These options were cancelled and a new option for an equal number of shares was issued on July 24, 1996, with a new four-year vesting schedule. Option cancellation and issuance of replacement options was offered to all option holders, except non-employee Directors, subject to the vesting period starting anew.

(9)  Salary includes $2,925.85 of extra CHOICES dollars.

(10) Other compensation consists of commissions earned in calendar year 1998 as well as a $60,000 non-recoverable draw.

(11) Salary includes $1,009.76 of extra CHOICES dollars.

(12) Other compensation consists of a $25,000 sign-on bonus as well as a $60,000 non-recoverable draw.

(13) Salary includes $674.08 of extra CHOICES dollars.

(14) An option for 15,000 shares was cancelled and a new option for an equal number of shares was issued on October 16, 1998, with a new four-year vesting schedule. An additional option for 10,000 shares was issued on December 22, 1998.

(15) Salary includes $469.56 of extra CHOICES dollars.

(16) Salary includes $184.98 of extra CHOICES dollars.

(17) Mr. Ezekiel's 1997 bonus was guaranteed in his offer of employment.

(18) Sign-on bonus.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the Named Corporate Officers in fiscal year 1999 under the 1993 Option Plan. Pursuant to SEC rules, the table also shows the value of options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                          Individual Grants                                      Potential Realizable
                        ------------------------------------------------------                     Value at Assumed
                         Number of    Percent of                                                Annual Rates of Stock
                        Securities   Total Options                                              Price Appreciation for
                        Underlying    Granted to     Exercise or                                   Option Term ($)
                          Options    Employees in    Base Price      Expiration            ----------------------------------
      Name              Granted (#)   Fiscal Year     ($/Share)         Date                0%          5%             10%
      ----              ----------   ------------    -----------     ----------             ---       --------       ---------
Francesconi             100,000(1)      3.4317%       $ 10.25         10-16-08               0      $  644,616      $1,633,586

Schumacher               25,000(1)      0.8579          10.25         10-16-08               0         161,154         408,396

Peverell                 20,000(1)      0.6863          10.25         10-16-08               0         128,923         326,717

Warstler                 60,000(2)      2.0590          10.25         10-25-08               0         386,770         980,151
                         30,000(1)      1.0295          11.50         12-22-08               0         216,968         549,841

Barney                   15,000(1)      0.5148          10.25         10-16-08               0          96,692         245,037
                         10,000         0.3432          11.50         12-22-08               0          72,322         183,280

Ezekiel                  20,000(1)      0.6863          10.25         10-16-08               0         128,923         326,717

----------
(1) These options were cancelled and a new option for an equal number of shares was issued on October 16, 1998, with a new four-year vesting schedule. Option cancellation and issuance of replacement options was offered to all option holders, except non-employee Directors, subject to the vesting period starting anew.

(2) These options were granted October 20, 1997 and subsequently cancelled. A new option for an equal number of shares was issued on October 16, 1998, with a new four-year vesting schedule. Option cancellation and issuance of replacement options was offered to all option holders, except non-employee Directors, subject to the vesting period starting anew.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of options during fiscal year 1999 and unexercised options held as of the end of such year by the Named Corporate Officers.

                                       Aggregate
                           Shares   Value Realized       Number of Securities              Value of Unexercised
                          Acquired  (Sale price at      Underlying Unexercised                 In-the-Money
                             On      exercise less       Options at FY-End (#)             Options at FY-End ($)
                          Exercise  exercise price)   ----------------------------      ----------------------------
      Name                   (#)          ($)         Exercisable    Unexercisable      Exercisable    Unexercisable
      ----                 ------      --------       -----------    -------------      -----------    -------------
Francesconi                     0      $      0         340,937         179,063           $267,187          $0
Schumacher                      0             0          67,602          68,648                  0           0
Peverell                   10,000       110,937          78,436          56,564                562           0
Warstler                        0             0               0          90,000                  0           0
Barney                          0             0          54,402          47,085             12,568           0
Ezekiel                         0             0          40,103          49,897                  0           0

                        10-YEAR OPTION REPLACEMENT TABLE

     The following table summarizes stock options granted to the Officers of the Company that have had options cancelled and new options issued during the past ten fiscal years with new vesting schedules and exercise prices.

                                          Number of
                                         Securities                       Exercise                  Length of
                                         Underlying     Market Price of     Price               Original Option
                                           Options       Stock at Time    at Time of     New     Term Remaining
                                         Repriced or     of Repricing    Repricing or  Exercise    at Date of
                                           Amended       or Amendment      Amendment    Price     Repricing or
          Name                  Date         (#)             ($)             ($)         ($)        Amendment
          ----                --------     --------       ----------      ---------     ------   ----------------
NAMED OFFICERS
Joseph J. Francesconi         07-24-96       60,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       60,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98      100,000         10.250         19.0625      10.250   9 Years 180 Days
Raymond E. Peverell           07-24-96       20,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       35,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98       20,000         10.250         19.0625      10.250   9 Years 180 Days
G. Michael Schumacher         07-24-96       26,250         12.375         23.8750      12.375   8 Years 183 Days
                              07-24-96       50,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98       25,000         10.250         19.0625      10.250   9 Years 180 Days
Roger A. Barney               08-14-90        8,750          6.625         13.2500       6.625   7 Years 73 Days
                              08-14-90        8,165          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       15,000          6.625         25.0000       6.625   8 Years 275 Days
                              07-24-96       10,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       25,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98       15,000         10.250         19.0625      10.025   9 Years 180 Days
Robert T. Warstler            10-16-98       60,000         10.250         18.6250      10.250   9 Years 4 Days
Samuel H. Ezekiel             07-24-96       35,000         12.375         28.0000      12.375   9 Years 314 Days
                              10-16-98       20,000         10.250         19.0625      10.250   9 Years 180 Days
OTHER CURRENT OFFICERS
Robert P. Bowe                 7-24-96        1,500         12.375         23.2500      12.375   8 Years 268 Days
                               7-24-96        3,900         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98        3,500         10.250         19.0625      10.250   9 Years 180 Days
David P. Owen                 08-14-90       10,000          6.625         10.1250       6.625   9 Years 264 Days
                              07-24-96       10,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       25,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98       20,000         10.250         19.0625      10.250   9 Years 180 Days
Charles S. Shiverick          07-24-96       25,000         12.375          23.250      12.375   8 Years 268 Days
                              07-24-96       25,000         12.375          30.000      12.375   9 Years 265 Days
                              10-16-98       15,000         10.250         19.0625      10.250   9 Years 180 Days

                                          Number of
                                         Securities                       Exercise                  Length of
                                         Underlying     Market Price of     Price               Original Option
                                           Options       Stock at Time    at Time of     New     Term Remaining
                                         Repriced or     of Repricing    Repricing or  Exercise    at Date of
                                           Amended       or Amendment      Amendment    Price     Repricing or
          Name                  Date         (#)             ($)             ($)         ($)        Amendment
          ----                --------     --------       ----------      ---------     ------   ----------------
FORMER OFFICERS
Robert D. Bressler            08-14-90       25,000          6.625         33.8750       6.625   9 Years 218 Days
John K. Clary                 08-14-90        9,850          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       10,000          6.625         25.0000       6.625   8 Years 275 Days
Jerry L. Davis                08-14-90        9,844          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90        7,500          6.625         14.5000       6.625   8 Years 93 Days
                              08-14-90       15,000          6.625         25.0000       6.625   8 Years 275 Days
                              07-24-96       10,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       25,000         12.375         30.0000      12.375   9 Years 265 Days
James B. De Golia             08-14-90        4,100          6.625         15.5000       6.625   8 Years 120 Days
                              08-14-90       10,000          6.625         25.0000       6.625   8 Years 275 Days
                              07-24-96        4,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96        5,000         12.375         30.0000      12.375   9 Years 265 Days
                              10-16-98       15,000         10.250         19.0625      10.250   9 Years 180 Days
J. Robert Forkish             08-14-90       26,000          6.625         13.2500       6.625   7 Years 73 Days
                              08-14-90       15,000          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       15,000          6.625         25.0000       6.625   8 Years 275 Days
                              07-24-96       10,000         12.375         23.2500      12.375   8 Years 268 Days
                              07-24-96       10,000         12.375         30.0000      12.375   9 Years 265 Days
Craig M. Gentner              08-14-90       20,000          6.625          23.750       6.625   9 Years 1 Day
                              07-24-96       15,000         12.375          23.250      12.375   8 Years 268 Days
                              07-24-96       35,000         12.375          30.000      12.375   9 Years 265 Days
Walter J. Gill                08-14-90       50,000          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       25,000          6.625         25.0000       6.625   8 Years 275 Days
Charles N. Keating, Jr.       10-26-87       30,188         13.250         20.5000      13.250   4 Years 208 Days
                              10-26-87       19,812         13.250         20.5000      13.250   4 Years 208 Days
                              08-14-90       30,188          6.625         13.2500       6.625   7 Years 73 Days
                              08-14-90       19,812          6.625         13.2500       6.625   7 Years 73 Days
                              08-14-90       32,500          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       25,000          6.625         25.0000       6.625   8 Years 275 Days
Laurence M. Markowitz         08-14-90       42,500          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       20,000          6.625         25.0000       6.625   8 Years 275 Days
Barrett B. Roach              08-14-90       43,500          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       25,000          6.625         25.0000       6.625   8 Years 275 Days
Anthony P. Russo              08-14-90       47,500          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       30,000          6.625         25.0000       6.625   8 Years 275 Days
Steve Schlumberger            08-14-90       39,500          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       25,000          6.625         25.0000       6.625   8 Years 275 Days
Bruce D. Smith                08-14-90      100,000          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90      100,000          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90      100,000          6.625         16.0000       6.625   8 Years 52 Days
Craig S. Tysdal               08-14-90       18,750          6.625         16.0000       6.625   8 Years 52 Days
                              08-14-90       35,000          6.625         14.5000       6.625   8 Years 93 Days
                              08-14-90       30,000          6.625         25.0000       6.625   8 years 275 Days
Daniel J. Warmenhoven         08-14-90      100,000          6.625         26.1250       6.625   9 Years 94 Days

                          COMPENSATION COMMITTEE REPORT

Introduction

     The Company's compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). These programs have been designed to ensure that the compensation paid to the Corporate Officers is linked to both Company and individual performance. Accordingly, a substantial portion of the compensation potentially payable to each Corporate Officer is intended to be performance-based because it is comprised of components based upon individual achievement and Company performance such as operating profit, attainment of predetermined goals, the improvement in the market price of the Company's stock, etc. As such, it is the Committee's responsibility, working with the CEO, the Company's human resources staff and independent consultants to set the base salaries and to approve the individual variable compensation and incentive awards to the CEO and other Corporate Officers. In addition, the Committee administers the 1993 Option Plan and 1997 Option Program.

Compensation Philosophy and Principles

     Under the supervision of the Committee, the Company implements a compensation philosophy which is designed to attract and retain qualified Corporate Officers and other employees critical to the Company's success and to provide them with performance-based incentives tied to the profitability of the Company and stockholder value. Over time, base salary is intended to become proportionately less significant and a greater portion of the Corporate
Officer's compensation is intended to be dependent upon the Company's performance and the individual's contribution to the success of the Company.

     The Company's executive compensation programs are based on the following series of guiding principles:

     o Attract and retain key executives essential to the long-term success of the Company;

     o Reward executives for long-term Corporate success by facilitating their ability to acquire an ownership interest in the Company;

     o "Provide direct linkage between the compensation payable to executives and the attainment by the executives of the Company's objectives and goals; and

     o Emphasize reward for performance at the individual, team and Corporate levels.

Compensation Factors

     Factors which were considered in establishing the components of each Corporate Officer's compensation for fiscal year 1999 are summarized below. Additional factors may also be taken into account and the Committee may, in its discretion, apply entirely different factors, particularly different measures of individual and Company performance.

     An integral part of the data and analysis the CEO and the Committee use in determining how to implement the overall compensation philosophy is provided by independent compensation surveys and consultants. These sources focus primarily on Silicon Valley companies that are either similar to the Company in size and business complexity, or that compete with the Company in the recruitment and retention of senior personnel.

     Base Salary. Base compensation is established primarily based on competitive market rates through comparisons with companies of similar size and complexity. The base salary level for Corporate Officers is generally at the fiftieth (50th) percentile level determined for such individuals on the basis of the external salary data provided to the Committee by the independent compensation surveys. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the Stock Performance Graph on page 23.

     Variable Compensation. The Company's Corporate Officers and all employees are eligible to participate in the Company's annual Variable Compensation Program ("VCP"). Corporate Officers also participate in a Long-Term Variable Compensation ("LTVC") Plan described below. Awards to Corporate Officers under these programs are based primarily on achievement of financial and individual performance objectives which support the Company's goals. Individual objectives typically include elements of leadership, financial and personnel management, innovation and planning. Each Corporate Officer's individual performance is measured against objectives established early in the fiscal year. These objectives are reviewed periodically during the year and are modified or new objectives are established if it is determined by the CEO or the Committee that to do so is in the Company's interest. The weight assigned to each objective and performance related to that objective varies from individual to individual. Actual awards are subject to decrease or increase on the basis of the Company's core business performance and the individual's performance and at the discretion of the Committee. In fiscal year 1999, Corporate Officers were eligible for receipt of variable compensation payouts early in fiscal year 1999 of between 0% and 80% to 110% of base salary (depending on the Corporate Officer's level). Variable compensation payouts with respect to fiscal year 1999 were based on Company performance as well as individual performance against their objectives. The Company's performance for fiscal year 1999 was measured on the basis of operating income goals. These goals were not met due to a shortfall in planned revenue and continued investment in long-term development and infrastructure improvements. The Company's performance was factored into variable compensation payouts and LTVC awards to individual Corporate Officers.

Long-Term Incentives and Compensation

     Long-term incentives are provided to eligible employees and Corporate Officers primarily through annual stock option grants, as well as by supplemental option grants, compensation and restricted stock awards. These incentives are intended to motivate the Corporate Officer to improve long-term Company performance. All options currently outstanding were granted with an exercise price equal to the market price on the grant date and will be of no value unless the market price of the Company's Common Stock has appreciated since the grant date, thereby aligning that portion of the option holder's compensation with the return realized by stockholders. Approximately 95% of the professional level technical and management employees of the Company hold stock options.

     Stock Options. The Company's broad-based 1993 Option Plan and 1997 Option Program provide Corporate Officers and other key employees with incentives to maximize long-term stockholder values. Awards under these Plans can take the form of stock options, restricted stock and stock appreciation rights, all of which are designed to give the recipient a significant equity stake in the Company and thereby closely align their interests with those of the Company's stockholders.

     In addition to linking compensation directly to stockholder value, the Committee believes that stock options and restricted stock awards, through staged vesting provisions, perform an important role in attracting, motivating and retaining key technical and management personnel. The Committee has established general guidelines for making option grants to Corporate Officers and other employees based upon the individual's position with the Company and their existing holdings of vested and unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each Corporate Officer or employee as circumstances warrant.

     Long-Term Variable Compensation. The Company's LTVC Plan is intended to promote retention and focus on objectives that span more than one fiscal year. Under the LTVC Plan, Corporate Officers are eligible for annual awards of up to one-half of the amount provided under the previously described VCP, or an amount determined at the discretion of the Committee. Provided the Corporate Officer remains an employee of the Company or one of its subsidiaries, LTVC will be paid to the Corporate Officer in four equal annual installments commencing the year after its award. The third payout under the LTVC Plan occurred early in fiscal 1999, when Corporate Officers received one-fourth of the amount of their fiscal 1996, fiscal 1997, and fiscal 1998 LTVC awards.

     Restricted Stock. Awards of restricted stock are not made by reference to formulas or guidelines. They are provided to promote long-term stockholder value and retention of key executives, solely at the Committee's discretion. Restricted stock is therefore awarded only under limited circumstances, such as to recognize a significant contribution to the Company's long-term performance, to provide an incentive to achieve performance objectives, or in connection with a significant promotion. The vesting schedules for restricted stock awards are tailored to meet the particular purposes of the awards, and therefore may be different from the more uniform vesting schedules utilized for stock option grants. No restricted stock awards were made in fiscal 1999.

CEO Compensation

     Joseph J. Francesconi was President, Chief Executive Officer and a Director of the Company from March 1994 through May 1999. As noted on page 16, Mr. Francesconi's salary in fiscal year 1999 was $400,202.08 (which includes $201.47 of extra CHOICES money). The Committee used independent compensation advice in determining how to structure Mr. Francesconi's compensation. On January 26, 1999, Mr. Francesconi entered into an agreement with the Company to terminate his employment effective March 31, 1999, or the date a successor to his position is named, which was to be no later than May 31, 1999. Mr. Francesconi will continue to receive his salary at the gross rate of $400,000.00 per annum, for a period of up to three years from his termination date; payment of deferred LTVC from fiscal years 1996, 1997, 1998 and 1999 for a gross total of $251,250.00; immediate payment on the date of termination of $40,000.00 as part of the agreement; continuation of medical, dental, life and disability insurance during the period of salary continuation; and immediate vesting on the termination date of all shares of non-qualified stock options and all shares of restricted stock.

     Hubert A.J. Whyte became President, Chief Executive Officer and a Director of the Company on June 1, 1999. His compensation is structured as follows: Mr. Whyte's annual base salary will be $400,000.00. For fiscal year 2000, this base salary will be prorated over the ten months served as President and Chief Executive Officer for a salary of approximately $333,333.33. Mr. Whyte has been guaranteed variable compensation for fiscal year 2000 of $167,000.00. Any additional variable compensation payment will be based upon performance and could range up to 110% of his base salary. Participation in LTVC will begin in fiscal year 2001. Mr. Whyte was given the standard executive compensation package which includes participation in the Company's CHOICES comprehensive benefits program, a car allowance and a financial planning allowance. For his relocation to the Bay Area, Mr. Whyte was given the following assistance: (i) a one time payment of $33,333.00 to be used for miscellaneous relocation expenses;
(ii) reimbursement on the sale of his current residence for (1) the difference between the selling price and the average of two appraisals obtained by N.E.T., and (2) real estate commissions and closing costs to a maximum of 8% of the selling price; and (iii) reimbursement for closing costs and real estate commissions up to a maximum of 3% of the purchase price for purchase of a new residence in the Bay Area. Mr. Whyte was granted 600,000 share options of N.E.T. Common Stock under the terms of the 1993 Stock Option Plan, 250,000 of which are subject to stockholder approval. The exercise price will be the fair market value of the stock on the grant date of June 1, 1999. The options will vest over four years with 25% of the options granted vesting at the end of the first year from the grant date, and the remaining 75% vesting at the monthly rate of 1/36th of the options granted at the end of each full month, with vesting beginning the 13th month after the grant date and ending the 48th month.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to Corporate Officers named in the Summary Compensation Table in a taxable year. Compensation above $1 million may be deducted if it is "performance based" within the meaning of the Code.

     The Committee believes that stock options granted to the Company's Corporate Officers with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant will qualify for the performance-based compensation to the deduction limit. The Committee does not expect that cash compensation to any Named Corporate Officer, together with other compensation paid to such Corporate Officer in the 1999 fiscal year that is not exempt from the limitations of Section 162(m), will exceed $1 million.

     We conclude our report with the acknowledgment that no member of the Committee is a former or current Corporate Officer or employee of the Company or any of its subsidiaries.


                                             Compensation Committee Members



                                             Dixon R. Doll, Chairman
                                             James K. Dutton
                                             George M. Scalise

Stock Performance Graph

     The graph depicted below shows the Company's stock price as an index assuming $100 invested over the five year period beginning on March 31, 1994, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                             N.E.T., S&P 500 INDEX &
                              H&Q TECHNOLOGY INDEX











 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]



                             Mar 94      Mar 95      Mar 96      Mar 97     Mar 98      Mar 99
----------------------------------------------------------------------------------------------
N.E.T.                        $100        $303        $363        $161       $194        $107
S&P 500                       $100        $112        $145        $177       $247        $289
H&Q TECHNOLOGY INDEX          $100        $130        $177        $205       $306        $428

Assumes $100 invested on 3/31/94 in N.E.T. stock, the S&P 500 Index, and the H&Q Technology Industry Index. Assumes reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.


Employment Contracts

     Each of the Company's Named Corporate Officers has an agreement with the Company that provides that in the event of his termination resulting from a Corporate Transaction, Change in Control or Hostile Take-Over (as those terms are defined in the 1993 Option Plan, collectively referred to in this agreement as "Change in Control") or from involuntary termination for reasons other than cause, for limited time periods, the Company will provide severance benefits as follows: base salary continuance; variable compensation at the mid-point of the range; medical, dental, life and disability insurance; and continued vesting of stock options and restricted stock during salary continuance (vesting of options and restricted stock shall accelerate if termination is in conjunction with a Change in Control). In order to receive the foregoing severance benefits, each of the Named Corporate Officers has agreed to execute the Company's release and non-competition agreement at the time of any such termination. The applicable limited time periods under each of these agreements is as follows: two years for Mr. Whyte and 12 months for Messrs. Schumacher, Peverell and Barney. Messrs. Francesconi, Warstler and Ezekiel did not leave the Company as a result of a Change in Control.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's Directors, Corporate Officers and any persons holding more than 10% of the Company's Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of
Section 16(a) reports which the Company received from such persons for their fiscal year 1999 transactions, and (ii) the written representations received from one or more of such persons, the Company has concluded that none of the Company's Directors or Corporate Officers failed to file timely Forms 4 or Forms 5 regarding changes in ownership.

--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented thereby on such matters in accordance with their best judgment.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2000 must be received by the Company no later than April 10, 2000 in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that Meeting.

     In addition, pursuant to the Company's Bylaws, in order for any stockholder to propose any business (including nominations for Director) at an Annual Meeting, such stockholder is required to provide the Company with advance written notice at least 60 days prior to such meeting (no later than June 9, 2000 with respect to the Annual Meeting to be held August 8, 2000). The notice must contain certain information regarding such stockholder (and any nominee for Director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a Proxy Statement filed with the SEC for solicitations of Proxies to approve such proposed business.

     Any such proposals or notices should be directed to the attention of the Secretary, N.E.T., 6500 Paseo Padre Parkway in Fremont, California 94555.



                                      By order of the Board of Directors,






                                      HUBERT A.J. WHYTE
                                      President and Chief Executive Officer

July 12, 1999

N.E.T.                                                             [LOGO] NET
6500 PASEO PADRE PARKWAY
FREMONT, CA  94555
TEL:  510.713.7300
FAX:  510.574.4000


July 15, 1999


Dear Stockholder:

In 1989, the Board of Directors of N.E.T. adopted a Stockholder Rights Plan (the "Rights Plan" or the "Plan"). The purpose of the Rights Plan was, and continues to be, to enhance the Board's ability to protect your interests as a stockholder of the Company against coercive takeover tactics that may deprive stockholders of the full potential value of their shares. The Rights Plan will expire on August 24, 1999. After careful deliberation, the Board of Directors voted at a July 12, 1999 meeting to amend and extend the Rights Plan for an additional 10 years subject to finalizing the following amendments in the Rights Agreement between N.E.T. and BankBoston, who acts as the Rights Agent.

The amendments deal with two issues: 1) the exercise price of the Rights; and 2) review of the Rights Plan during its 10 year term. As to the exercise price, after consulting with investment bankers retained to advise the Board on this matter, it was determined that the exercise price of the Rights should be adjusted to $80.00 per one one-hundredth of a share of Series A Preferred Stock.

As to review of the Rights Plan during its term, after consulting with its investment bankers and outside counsel, the Board deemed it advisable to adopt a Three Year Independent Director Evaluation Provision ("TIDE provision"), whereby a committee of independent Directors ("Independent Directors Committee" or "Committee") of N.E.T. will review and evaluate the Rights Plan at least once every three years to determine whether it continues to be in the best interests of N.E.T. and its stockholders to maintain the Rights Plan in effect. Upon completion of its review, the Committee will report its conclusion to the full Board of Directors. The Independent Directors Committee will be comprised of N.E.T. Directors who have been determined to be independent by the Audit Committee of the Board of Directors. The Committee will have the ability to retain its choice of legal counsel, investment bankers and other advisors, all at N.E.T.'s expense. The Board also reviewed with outside counsel judicial decisions concerning the enforceability of rights plans in Delaware, N.E.T.'s state of incorporation.

The Stockholder Rights Plan was not extended in response to any specific effort to acquire control of N.E.T., and we are not aware of any such effort. The Rights Plan will not prevent a takeover on terms that the Board of Directors considers fair and in the best interests of all stockholders. Instead, the Plan should encourage any person seeking to acquire N.E.T. to negotiate with the Board of Directors prior to attempting a takeover.

The Rights will not be exercisable and no certificates for the Rights will be sent to stockholders until after the occurrence of specified events. All Rights will expire on August 24, 2009 and are subject to redemption by the Company at $.01 per Right in certain circumstances.

Please be aware that this letter does not purport to be a complete description of the Rights Plan or amendments to the Rights Plan. Changes in addition to those mentioned in this letter may be necessary in order to implement the approved amendments. The description and terms of the Rights Plan are contained in the Rights Agreement mentioned above. Upon finalizing the amendments to the Rights Agreement, all stockholders will be sent a Rights Plan summary informing them of the Plan provisions and all changes.

Be assured that, along with renewal of the Rights Plan, we will continue to work toward enhancing the value of N.E.T.'s stock and to protect your interests as a stockholder.

On behalf of the Board of Directors,



HUBERT A.J. WHYTE
President and Chief Executive Officer

                                                       Exhibit to Proposal No. 4
                                      Amending Automatic Option Grant Program in
                                            the Company's 1993 Stock Option Plan

--------------------------------------------------------------------------------

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                             1993 STOCK OPTION PLAN


                                   ARTICLE ONE


 ...
                                   ARTICLE TWO


 ...
                                  ARTICLE THREE

                         AUTOMATIC OPTION GRANT PROGRAM

     I. ELIGIBILITY

 ...


     II. TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

 ...

     E. Exercisability.

     1. Each option granted under this Article Three will vest fully on the automatic grant date. After vesting, each option granted will become exercisable in a series of 36 equal monthly installments beginning one month after the automatic grant date, provided the optionee remains a Director through each such date.

     2. Each option granted under this Article Three shall also become fully exercisable upon the date of the optionee's cessation of Board service by reason of death or retirement, provided the optionee has served on the Board for at least three (3) years at the time of cessation of Board service. A Director shall be deemed to have ceased Board service by reason of retirement if he or she has attained the age of 65 at the time of the cessation.

 ...


N.E.T. PRIVILEGED AND CONFIDENTIAL                                  June 1, 1999

PROXY                  NETWORK EQUIPMENT TECHNOLOGIES, INC.                PROXY
                   6500 Paseo Padre Parkway, Fremont, CA 94555

         This Proxy is Solicited on Behalf of the Board of Directors of
                      Network Equipment Technologies, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Hubert A.J. Whyte and Robert P. Bowe and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Network Equipment Technologies, Inc. (the "Company") held of record by the undersigned on June 11, 1999, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held August 10, 1999, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth below.

1. To elect James K. Dutton and George M. Scalise as Class III Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

                                     FOR                            WITHHELD

     James K. Dutton             _____________                  ________________
     George M. Scalise           _____________                  ________________

2. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 1,000,000.

          ___ FOR                  ___ AGAINST                  ___ ABSTAIN

3. To approve an amendment to the Company's 1993 Stock Option Plan to increase the number of share options available for issuance to any one Officer employee in any one calendar year from 350,000 to 600,000.

          ___ FOR                  ___ AGAINST                  ___ ABSTAIN


4. To approve an amendment to the Automatic Option Grant Program in the Company's 1993 Stock Option Plan whereby share options granted to non-employee Directors will vest immediately upon the grant date and will then be exercisable ratably over the three year period following the grant date.

          ___ FOR                  ___ AGAINST                  ___ ABSTAIN


5. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent accountants for the fiscal year ending March 31, 2000.

          ___ FOR                  ___ AGAINST                  ___ ABSTAIN


6. To transact such other business as may properly come before the meeting or any adjournment thereof.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the proposals if no specification is made.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                                          Dated: _________________________, 1999

_________________________                        Please mark, sign, date and
Signature                                        return the proxy card promptly
                                                 using the enclosed envelope

_________________________
Signature if held jointly